Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-59686, 333-64638, 333-89292 and 333-139274 on Form S-8 of our report dated June 26, 2008, relating to the consolidated financial statements of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A., and the effectiveness of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A. for the year ended December 31, 2007.

Diegem, Belgium

June 26, 2008

/s/ Philip Maeyaert
DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises
BV o.v.v.e. CVBA / SC s.f.d. SCRL
Represented by Philip Maeyaert